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                                UAM FUNDS TRUST

                            DISTRIBUTION AGREEMENT

                            (ADVISOR CLASS SHARES)

THIS DISTRIBUTION AGREEMENT is made as of the 1st day of March, 1999, between UAM Funds Trust, a Delaware business trust (the "Trust"), having its principal place of business in Boston, Massachusetts on behalf of the Heitman Real Estate Portfolio (the "Fund"), and UAM Fund Distributors, Inc., a Massachusetts corporation (the "Distributor"), having its principal place of business in Boston, Massachusetts.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and is authorized (i) to issue shares of beneficial interest in separate series ("Series"), with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide such shares of beneficial interest of each such series into two or more classes;

WHEREAS, at the present time, the Fund is authorized to issue two classes of shares designated as Heitman Real Estate Portfolio "Institutional Class" shares and "Advisor Class" shares;

WHEREAS, the Trust wishes to employ the services of Distributor with respect to accounts holding Advisor Class shares of the Fund which are opened after March 11, 1999; and

WHEREAS, the Distributor wishes to provide distribution services to the Trust with respect to the Advisor Class of shares of the Fund as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1. SALE OF SHARES. The Trust grants to the Distributor the right to sell shares of beneficial interest, no par value per share, of the Advisor Class of the Fund (the "Advisor Class Shares" or the "Shares") during the term of this Agreement and subject to the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and of the laws governing the sale of securities in various states (the "Blue Sky Laws") under the following terms and conditions: the Distributor (i) shall have the right to sell, as principal, the Advisor Class Shares authorized for issue and registered under the 1933 Act and applicable Blue Sky Laws; and (ii) shall sell such Shares only in compliance with the terms set forth in the Trust's currently effective registration statement and any Plan of Distribution of the Trust or its Series as may be in effect from time to time and any further limitations the Trustees of the Trust may impose. Distributor may enter into selling agreements with selected dealers and others for the sale of Advisor Class Shares and will act only on its own behalf as principal in entering into such selling agreements.

2. SALE OF SHARES BY THE TRUST. The Trust reserves the right to issue Shares in connection with (a) the merger or consolidation of the assets of, or acquisition by the Trust through purchase or otherwise, with any other investment company, trust or personal holding company; (b) a pro rata


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distribution directly to the holders of Shares in the nature of a stock dividend or split-up; and (c) as otherwise may be provided in the then current registration statement of the Trust.

3. SHARES COVERED BY THIS AGREEMENT. This Agreement shall apply to issued Advisor Class Shares, Advisor Class Shares held in its treasury in the event that in the discretion of the Trust treasury Shares of such class shall be sold, and Advisor Class Shares repurchased for resale.

4. PUBLIC OFFERING PRICE. Except as otherwise noted in the Trust's Prospectus (the "Prospectus") or Statement of Additional Information (the "SAI") with respect to Advisor Class Shares, as amended or supplemented from time to time, all Advisor Class Shares sold to investors by the Distributor or the Trust will be sold at the public offering price plus any applicable sales charges described therein. The public offering price for all accepted subscriptions will be the net asset value per share, determined in the manner described in the Trust's then current Prospectus or SAI with respect to the applicable series. The Trust shall in all cases receive the net asset value per share on all sales and the Distributor shall be entitled to retain the applicable sales charges, subject to any reallowance obligations of the Distributor as set forth in any selling agreements with selected dealers and others for the sale of Advisor Class Shares and/or as set forth in the Prospectus and/or SAI of the Trust with respect to Advisor Class Shares.

5. SUSPENSION OF SALES. If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares shall be processed by the Distributor except such unconditional orders placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and the Distributor's authority to sell Shares if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust. In addition, the Trust and Distributor reserve the right to reject any purchase order.

6. SOLICITATION OF SALES. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts, consistent with its other business, to secure purchasers for Shares of the Trust. This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. Distributor agrees to use all reasonable efforts to ensure that taxpayer identification numbers provided for holders of Shares of the Trust are correct.

7. AUTHORIZED REPRESENTATIONS. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the appropriate registration statements, Prospectuses or SAIs filed with the Securities and Exchange Commission under the 1933 Act and applicable Blue Sky Laws (as those registration statements, Prospectuses and SAIs may be amended from time to time), or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor's use. This shall not be construed to prevent the Distributor from preparing and distributing, in compliance with applicable laws and regulations, sales literature or other material as it may deem appropriate. Distributor will furnish or cause to be furnished copies of such sales literature or other material to

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the President of the Trust or his designee and will provide him with reasonable opportunity to comment on it. Distributor agrees to take appropriate action to cease using such sales literature or other material to which the Trust reasonably objects as promptly as practicable after receipt of the objection.

Distributor further agrees that in connection with the offer and sale of Shares, Distributor shall comply with all applicable federal and state securities laws (including, without limitation, the maintenance of effective broker-dealer registrations as required) and shall comply with the requirements of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

8. REGISTRATION OF SHARES. The Trust agrees that it will use its best efforts to register Shares under the 1933 Act (subject to the necessary approval, if any, of its shareholders) and to qualify and maintain the registration and qualification of an appropriate number of shares under the securities laws of such states so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell. Distributor shall furnish such information and other materials relating to its affairs and activities as shall be required by the Trust in connection with such registration and qualification. The Trust agrees that it will notify Distributor of each state where the Shares are qualified or registered for sale, and the Distributor agrees that it will not offer or sell Shares in any state where it has not been notified that the offer or sale of Shares has been so qualified or registered. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of each series of the Trust.

9.  EXPENSES, COMPENSATION AND REIMBURSEMENT.

    (a)  The Trust shall pay all fees and expenses:

         (i) in connection with the preparation, setting in type and filing of any registration statement, Prospectus and SAI under the 1933 Act, and any amendments thereto, for the issue of its Shares;

         (ii) in connection with the registration and qualification of Shares for sale in the various states in which the Board of Trustees (the "Trustees") of the Trust shall determine it advisable to qualify such Shares for sale (including registering the Trust or Series as a broker or dealer or any officer of the Trust as agent or salesperson in any state);

         (iii) of preparing, setting in type, printing and mailing any report or other communication to holders of Shares of the Trust in their capacity as such; and

         (iv) of preparing, setting in type, printing and mailing Prospectuses, SAIs, and any supplements thereto, sent to existing holders of Shares.

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     (b)  The Distributor shall pay costs of:

          (i) printing and distributing Prospectuses, SAIs and reports prepared for its use in connection with the offering of the Shares for sale to the public;

          (ii)  any other literature used in connection with such offering;

          (iii) advertising in connection with such offering including, but not limited to the following: public relations services, sales presentations, media charges, preparation, printing and mailing of advertising and sales literature, data processing necessary to distribution effort, printing and mailing of prospectuses; and

          (iv) any additional out-of-pocket expenses incurred in connection with these costs.

          (v) in addition to the services described above, Distributor will provide services, including assistance in the production of marketing and advertising materials for the sale of Shares of the Trust and their review for compliance with applicable regulatory requirements, entering into other agreements with broker-dealers to sell Shares of the Trust and monitoring their financial strength and contractual compliance, providing, directly or through its affiliates certain investor support services, personal service, and the maintenance of shareholder accounts.

     (c) In connection with the services to be provided by the Distributor under this Agreement, in addition to any sales charges referred to in
          Section 4 hereof, the Distributor may receive from the Trust as compensation for services provided hereunder, subject to the terms and conditions of the Trust's Plan of Distribution Pursuant to Rule 12b-1, an amount with respect to Advisor Class Shares determined at an annual rate of up to 0.25% of the average daily value of net assets represented by such Shares, such amount to be paid in arrears at the end of each calendar month.

10.  INDEMNIFICATION.

     (a) The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon:

          (i) any violation of the Trust's representations or covenants herein contained;

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          (ii)  any allegation of any wrongful act of the Trust or any of its representatives (other than the Distributor or any of its employees or representatives or any other person for whose acts the Distributor is responsible or is alleged to be responsible (including any selected dealer or person through whom sales made pursuant to an agreement with the Distributor));

          (iii) any allegation of any person acquiring any Shares, based upon the 1933 Act or any other statute or common law, that the registration statements, Prospectuses, SAIs, or shareholder reports of the Trust included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Trust by or on behalf of the Distributor; or

          (iv) any allegation that any advertising material included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, to the extent that such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Distributor by the Trust.

          In no case is:

          (i) the indemnity of the Trust in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Trust or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or ordinary negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this agreement; or

          (ii) the Trust to be liable under its indemnity agreement contained in this Section 10(a) with respect to any claim made against the Distributor or any person indemnified unless the Distributor or person, as the case may be, shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or any such person or after the Distributor or such person shall have received notice of service on any designated agent. However, except to the extent the Trust is harmed thereby, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought other than on account of its indemnity agreement contained in this Section 10(a).

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          The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Distributor, or person or persons, defendant or defendants in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, the Distributor, officers or directors or controlling person(s) or defendant(s) in the suit, shall bear the fees and expenses of any additional counsel retained by, them. If the trust does not elect to assume the defense of any suit, it will reimburse the Distributor, officers or directors or controlling person(s) or defendant)(s) in the suit, for the reasonable fees and expenses of any counsel retained by them. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of the Shares.

     (c) The Distributor agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon:

          (i) any violation of any of its representations or covenants herein contained;

          (ii) any allegation of any wrongful act of the Distributor or any of its employees or representatives or any other person for whose acts the Distributor is responsible or is alleged to be responsible (including any selected dealer or person through whom sales are made pursuant to an agreement with the Distributor);

          (iii) any allegation of any person acquiring any Shares, based on the 1933 Act or any other statute or common law, that the registration statements, Prospectuses, SAIs or shareholder reports included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, to the extent that such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Trust by or on behalf of the Distributor; or

          (iv) any allegation that any advertising material included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, except to the extent that such statement or omission was made in reliance upon, and in

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               conformity with, information furnished in writing to the
               Distributor by the Trust.

          In no case is:

          (i) the indemnity of the Distributor in favor of the Trust or any person indemnified to be deemed to protect the Trust or any person against any liability to which the Trust or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement;

          (ii) the Distributor to be liable under its indemnity agreement contained in this Section 10(b) with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or any such person or after the Trust or such person shall have received notice of service on any designated agent. However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom such action is brought other than on account of its indemnity agreement contained in this Section 10(b).

          The Distributor shall be entitled to participate, at its own expense, in the defense, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust, to its officers and Trustees and to any controlling person(s) or any defendant(s) in the suit. In the event the Distributor elects to assume the defense of any suit and retain counsel, the Trust or controlling person(s) or defendant(s) in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust, its officers or Trustees, controlling person(s) or defendant(s) in the suit, for the
          reasonable fees and expenses of any counsel retained by them.   The
          Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the Shares.

(c) The indemnities granted by the parties in this Section 10 shall survive the termination of this Agreement.

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11.  EFFECTIVENESS, TERMINATION, ETC.

     (a)  This Agreement shall become effective as of the date of:

          (i) the date on which an amendment to the registration statement on Form N-1A with respect to the Advisor Class Shares becomes effective under the 1933 Act

          (ii) the date on which such class commences offering its Shares to the public,

     (b) Unless terminated as provided in this section, the Agreement shall continue in force for two (2) years from the date of its execution and thereafter from year to year, provided continuance is approved at least annually by either:

          (i) the vote of a majority of the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Trust, and

          (ii) the vote of a majority of those Trustees of the Trust who are not interested persons of the Trust and who are not parties to this Agreement or interested persons of any party, cast in person at a meeting called for the purpose of voting on the approval.

     (c) This Agreement shall automatically terminate in the event of its assignment. In addition to termination by failure to approve continuance or by assignment, this Agreement may at any time be terminated without the payment of any penalty by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, or by vote of a majority of the outstanding voting securities of the Trust, on not more than sixty (60) days' written notice by the Trust. This Agreement may be terminated by the Distributor upon not less than sixty (60) days' prior written notice to the Trust.

     As used in this Section 11, the terms "vote of a majority of the outstanding voting securities," "assignment" and interested person" shall have the respective meanings specified in the 1940 Act and the rules enacted thereunder as now in effect or as hereafter amended.

12. INSURANCE. This Distributor shall maintain insurance coverage in such amounts and in such forms as the Trust reasonably determines against any and all liabilities which may arise in connection with the performance of the Distributor's duties hereunder. Upon request, the Distributor shall provide to the Trust evidence of such coverage.

13. NOTICE. Any notice under this Agreement shall be given in writing addressed and hand delivered or sent by registered or certified mail, postage prepaid, to the other party to this Agreement at its principal place of business.

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14.  SEVERABILITY.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15. GOVERNING LAW. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the Commonwealth of Massachusetts.

16. LIMITATION OF LIABILITY. The Distributor acknowledges that it has received notice of and accepts the limitations of liability set forth in the Trust's Master Trust Agreement. The Distributor agrees that the Trust's obligations hereunder shall be limited to the Trust and that the Distributor shall have recourse solely against the assets of the Series with respect to which the Trust's obligations hereunder relate and shall have no recourse against the assets of any other Series or against any shareholder, Trustee, officer, employee or agent of the Trust.

17. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect this construction or effect. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                    UAM FUNDS TRUST



                                    By:  /s/ Gary L. French
                                       Name:  Gary L. French
                                       Title: Treasurer



                                    UAM FUND DISTRIBUTORS, INC.



                                    By:  /s/ Michael E. DeFao
                                       Name:  Michael E. DeFao
                                       Title: Vice President and
                                              General Counsel

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